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                                                                 EXHIBIT 99(D).2

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

                  THIS AGREEMENT, made this 31st day of January 1992, by and between Fortis Tax-Free Portfolios, Inc. (formerly AMEV Tax-Free Fund, Inc.), a Minnesota corporation (the "Fund") and Fortis Advisers, Inc. (formerly AMEV Advisers, Inc.), a Minnesota ("Advisers").

                  1.       INVESTMENT ADVISORY AND MANAGEMENT SERVICES

                  The Fund hereby engages Advisers, and Advisers hereby agrees to act, as investment adviser for, and to manage the affairs, business and the investment of the assets of the assets of the Fund's National Portfolio and any other Portfolios other than Minnesota Portfolio or New York Portfolio from time to time created by the Board of Directors of the Fund. Each such Portfolio is herein individually referred to as a "Portfolio," and the Portfolios are herein collectively referred to as the "Portfolios."

         The investment of the assets of the Portfolios shall at all times be subject to the applicable provisions of the Articles of Incorporation, Bylaws, Registration Statement and current Prospectus and Statement of Additional Information of the Fund and shall conform to the policies and purposes of the Fund and the Portfolios as set forth in the Registration Statement and Prospectus and Statement of Additional Information as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the investment policies of the Portfolios, Advisers shall have the sole and exclusive responsibility for the management of the Portfolios and the making and execution of all investment decisions for the Portfolios. Advisers shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of Advisers to the investment policies of the Portfolios.

                  Advisers shall, at its own expense, furnish the Fund suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. Advisers shall arrange, if requested by the Fund, for officers, employees or other affiliates of Advisers to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

                  Advisers hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than Advisers should ever occur, Advisers will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

                  2.       COMPENSATION FOR SERVICES.

         In payment for all services, facilities, equipment and personnel, and for other costs of Advisers hereunder, the Fund shall pay to Advisers a monthly fee for each Portfolio, which fee shall be paid to Advisers not later than the fifth business day of the month following the month in which such services are rendered. Such monthly fee shall be at the rate or rates set forth below and shall be based on the average of the net asset values of all of the issued and outstanding



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shares of the respective Portfolio und as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of the Fund. The following table sets forth the fee on a monthly and annual basis:


                             Monthly           Equivalent                 Average Asset
                               Rate            Annual Rate              Values of the Fund
                               ----            -----------              ------------------
National Portfolio         1/12 of 0.80%           0.80%               On the first $50,000,000
                           1/12 of 0.70%           0.70%               On average net assets over
                                                                               $50,000,000



                  The fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

                  The investment advisory fee for any future Portfolio(s) shall be as determined by the Board of Directors of the Fund upon the creation of any such Portfolio(s).

                  3.       ALLOCATION OF EXPENSES.

                  In addition to the fee described in Section 2 hereof, the Fund shall pay all its expenses which are not assumed by Advisers, Fortis Investors, Inc. ("Investors") or any other person. These Fund expenses include, by way of example, but not by way of limitation, the fees and expenses of directors and officers of the Fund who are not "affiliated persons" of Advisers, interest expenses, taxes, brokerage fees and commissions, fees and expenses of registering and qualifying the Fund and its shares for distribution under federal and state securities laws, expenses of preparing Prospectuses and of printing and distributing Prospectuses and Statements of Additional Information annually to existing shareholders, custodian charges, auditing and legal expenses, insurance expenses, association membership dues, and the expenses of reports to shareholders, shareholders' meetings and proxy solicitations. Advisers shall bear the costs of acting as the Fund's transfer agent, registrar and dividend disbursing agent.

                  Advisers or Investors shall bear all promotional expenses in connection with the distribution of the Fund's shares, including paying for Prospectuses and shareholder reports for new shareholders and the costs of sales literature.

                  3.       LIMIT ON EXPENSES.

                  Advisers shall reimburse the Fund from the date of the initial public offering and until the earlier of the date of the Fund's aggregate net assets (for all Portfolios) first reach $10,000,000 or January 1, 1987, to the extent that the aggregate expenses of the Fund (including the investment advisory and management fee under paragraph 2 of this Agreement, but excluding interest, taxes, brokerage fees and commissions) exceed an amount equal, on an annual basis, to 1% of the average daily net assets of the Fund

                  Advisers reserves the right, but shall not be obligated, to institute further voluntary expense reimbursement programs which shall e in such amounts and based upon such terms and conditions as Advisers, i its sole and absolute discretion, determines. Furthermore, Advisers reserves the absolute right to discontinue any of such reimbursement programs at any



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time without notice to the Fund.

                  4.       FREEDOM TO DEAL WITH THIRD PARTIES.

                  Advisers shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

                  5.       EFFECTIVE DATE, DURATION AND TERMINATION OF
                           AGREEMENT.

 . The effective date of this Agreement shall be January 31, 1992. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Portfolio of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is less.

                  Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or with respect to a particular Portfolio by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, and (b) by a majority of the directors who are not interested persons of Advisers or of the Fund cast in person at a meeting called for the purpose of voting on such approval; provided that, if a majority of the outstanding voting securities of any of the Portfolios approves this Agreement, this Agreement shall continue in effect with respect to such approving Portfolio whether or not the shareholders of any other Portfolio of the Fund approve this Agreement.

                  This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by Advisers, upon sixty (60) days' written notice to the other party. This Agreement may be terminated with respect to a particular Portfolio at any time without the payment of any penalty by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, upon sixty (60) days' written notice to Advisers. Any such termination may be made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment.

                  6.       AMENDMENTS TO AGREEMENT.

                  No material amendment to this Agreement shall be effective until approved by a vote of the holders of a majority of the outstanding voting securities of the Portfolios which have approved and are subject to this Agreement. In addition, if a majority of the outstanding voting securities of any Portfolio of the Fund votes to amend this Agreement, such amendment shall be effective with respect to such Portfolio whether or not the shareholders of any other Portfolio vote to adopt such amendment.

                  7.       NOTICES.



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                  Any notice under this Agreement shall be in writing,
addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

                  IN WITNESS WHEREOF, the Fund and Advisers have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             FORTIS TAX-FREE PORTFOLIOS, INC.

                                             By   /S/ EDWARD M. MAHONEY
                                                  ----------------------------
                          Its President

                                             FORTIS ADVISERS, INC.


                                             By   /S/ EDWARD M. MAHONEY
                                                  ----------------------------
                          Its President